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LETTER OF INTENT REGARDING ULTREXX CORPORATION AND ULTREXX INDIA (AMENDED)

This letter sets forth an agreement-in principle under which Ultrexx Corporation and Ultrexx Solutions Pvt.Ldt ("Ultrexx India") will continue working together on a contractual basis with the intent to merge into a single company or a subsidiary company during the year 2000.

Ultrexx Corporation is a Utah corporation (Ultrexx) with its principle place of business at 6100 South Center Blvd., #230, Seattle, WA 98188.

Ultrexx India is an Indian company with its principal place of business in Banglore, India. Muralidhara Keshavamurthy is the president of Ultrexx India and a founder, director and the single largest shareholder in Ultrexx.

The parties acknowledge that from inception to date, Ultrexx and Ultrexx India have worked exclusively together on a contractual basis.

The parties acknowledge that Ultrexx has provided Ultrexx India with operating capital and as consideration received exclusive programming and software development services.

The parties acknowledge that it is their intent to merge during the year 2000 and that they are working jointly to determine the best way to accomplish this under Indian and US corporate and securities laws.

The parties acknowledge that until such merger occurs, it is their intent to continue working together on an exclusive contractual basis and that Ultrexx may represent that Ultrexx India is, for all practical purposes, an exclusive extension of Ultrexx.

It is so agreed.


/s/ Muralidhara Keshavamurthy
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Muralidhara Keshavamurthy
Ultrexx India
Date: 04/12/00


/s/ Dave LeCompte
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Dave LeCompte
Ultrexx, Inc.
Date: 04/12/00